Exhibit 10.11

LICENSING, SERVICES AND SPONSORSHIP AGREEMENT

THIS LICENSING, SERVICES AND SPONSORSHIP AGREEMENT (“Agreement”), made and entered into as of this 29th day of May, 2007 (“Effective Date”), by and between AT&T Operations, Inc. (“AT&T”), a Delaware Corporation, having an address at 530 McCullough, San Antonio, TX 78215, and Platinum Studios, Inc. (“Platinum”), a California corporation, with its principal place of business at 11400 West Olympic Boulevard, 14th Floor, Los Angeles, CA 90064.

A.
WHEREAS, Platinum is hosting the annual Platinum Studios Comic Book Challenge for the years 2007, 2008 and 2009, involving a contest requiring the submission by contestants of comic book concepts and artwork;

B.
WHEREAS, AT&T desires to become the “Presenting Sponsor” of the CBC for the years 2007, 2008 and 2009, and to provide certain services related to the voting mechanism and tabulation of votes in connection therewith; and

C.
WHEREAS, in return for a fee payable by AT&T, as described in greater detail herein, Platinum desires to acknowledge AT&T as the “Presenting Sponsor” of the CBC for the years 2007, 2008 and 2009, in the manner and on the terms set forth in this Agreement, and to allow AT&T to provide certain voting services related to the CBC.

NOW, THEREFORE, for and in consideration of the recitals and of the mutual promises and covenants herein contained, the parties do hereby agree as follows:

1.	Selected Definitions.

(a)	“Approved Promotional Outlets” means those television, print, and Internet-based media outlets or entities that are listed in the attached Exhibit A.

(b)
“AT&T Competitor” means any utility or provider or carrier of telephonic or similar services whether wire-line, wireless and/or cable in the United States, including without limitation mobile virtual network operators and mobile network providers.  Examples of AT&T Competitors include, without limitation Verizon, Sprint, Comcast, Time Warner and America-On-Line.

(c)
“AT&T Marks” shall mean the trademarks of AT&T and/or its affiliates, together with such other names, initials, logos, designs, service marks, and all other intellectual property rights and forms of identification which identify AT&T, its affiliates and/or the products and services of any of the foregoing.

(d)
“CBC” or “Comic Book Challenge” means the Platinum Studios Comic Book Challenge contest that occurs during the Term, which involves the submission by each contestant of a one-page description of an original comic book concept and one completed sample of comic book art related to such concept, the precise details of which contest are set forth on Platinum’s official website related thereto at the URL “http://www.comicbookchallenge.com.”  For purposes of this Agreement, all uses of the term, “CBC” or “Comic Book Challenge” shall be deemed to refer to the Platinum Studios Comic Book Challenge for each of the years 2007, 2008 and 2009, unless expressly stated otherwise herein.

(e)
“CBC A/V Materials” means the audio, audiovisual and video footage, and still photography, shot or filmed in any form or format by AT&T in connection with the auditions of CBC contestants, or otherwise related to CBC, including without limitation, contestant interviews and video clips depicting samples of CBC content.

(f)	“CBC Content” means the one-page description of comic book concept, original artwork and any other materials submitted/required to be submitted by CBC contestants.

(g)
“CBC Logo” means the official logo for the CBC 2007, as set forth in the attached Exhibit D, which logo may be changed by Platinum for CBC 2008 and/or 2009 by written notice to AT&T and which logo is included within the Platinum Marks.

(h)
“Grand Prize Winner” means the winner of the CBC as voted upon and chosen by the public, in the manner described in this Agreement, from among the top 50 contestants, which individual will be compensated or paid by Platinum to write and/or illustrate his/her full comic, which Platinum shall cause to be published as a comic book or graphic movie.

(i)	“Platinum Marks” shall have the meaning set forth in Section 7(a) hereof.

(j)
“Voting System” means AT&T’s proprietary system of registering and tabulating votes from users of the AT&T blue room portal or other AT&T platforms (subject to the approval of Platinum, not to be unreasonably withheld), which system will be the exclusive means of registering and tabulating votes for the top 3 finalists and Grand Prize Winner of the CBC.

(k)
“Unsuitable Categories” includes all services, brands, companies, or products that are: (1) generally deemed to be in “bad taste” by commercial standards, including but not limited to: pornography (nudity), sex-related categories (including without limitation, birth control, i.e. condoms, and Viagra, and comparable medications), prescription medication, firearms, tobacco (including without limitation smokeless tobacco), narcotic paraphernalia (including without limitation, “rolling papers” and “pipes”), gambling, hemorrhoid therapy, feminine hygiene, and any others that are derogatory to, or otherwise disparage, AT&T, any of its affiliates or any country, state, or government; and/or (2) associated with political parties or causes.

2.	Grant of Exclusive Presenting Sponsorship Rights. Throughout the Term (as defined in Section 5, below):

(a)	Platinum, hereby grants to AT&T, the non-sublicenseable, non-transferable (except as provided in Section 24 hereof) exclusive right to be the “Presenting Sponsor” for the CBC;

(b)	No third-party will be granted promotional or sponsorship rights with respect to the CBC that cause such party to be perceived as a more prominent sponsor than AT&T;

(c)
Except as expressly provided in Section 10(c) hereof, no AT&T Competitor will be granted any sponsorship rights with respect to the CBC, nor will any AT&T Competitor be granted any rights to be associated with the CBC, or otherwise be granted any rights to utilize content, imagery, trademarks, logos or other intellectual property related to the CBC; and

3.	Grant of Licenses to Use the Platinum Marks and the AT&T Marks.

(a)
During the Term, subject in all instances to Section 7 hereof, Platinum grants to AT&T a limited, non-sublicenseable (except as expressly provided herein), non-transferable (except as provided in Section 24 hereof) license to use the Platinum Marks in connection with the advertisement and promotion of the CBC and AT&T’s sponsorship thereof (in all media forms and on all platforms, whether now existing or hereafter created, including without limitation, on AT&T’s blue room web site (hereinafter referred to as, “AT&T’s blue room” or “AT&T’s blue room portal”) and other website(s), and on any and all wireless platforms and media and video-on-demand services).  AT&T shall have the right to grant a sublicense, on the same terms as the license granted to it in the immediately-preceding sentence, to its affiliates, agents and/or contractors to use the Platinum Marks solely for the purpose of carrying out the sponsorship activities under, or contemplated by, this Agreement. Platinum agrees that during the Term, it will not grant to any AT&T Competitor any right or license to use the Platinum Marks in connection with the advertisement or promotion of the CBC in any media or on any platform (whether now existing or hereafter created); provided, however, that, except as provided in Section 2, above, nothing contained in this Agreement shall preclude Platinum from granting such right or any other rights to any third party other than an AT&T Competitor. AT&T acknowledges that no rights (whether express or implied) to the Platinum Marks are being granted to AT&T other than the limited right to use the Platinum Marks as expressly set forth in this Section 3(a).  All other rights in and to the Platinum Marks are expressly reserved by Platinum.

(b)
During the Term, AT&T grants to Platinum a limited, non-exclusive, non-sublicenseable, non-transferable license to use the AT&T Marks solely for purposes of advertising and promoting AT&T as the Presenting Sponsor of CBC on the Approved Promotional Outlets only and subject in all instances to Section 6 hereof. Platinum acknowledges that no rights (whether express or implied) to the AT&T Marks are being granted to Platinum other than the limited right to use the AT&T Marks as expressly set forth in this Section 3(b).  All other rights in and to the AT&T Marks are expressly reserved by AT&T.

4.	Consideration and Other Compensation.

(a)
In consideration of the rights granted to AT&T by Platinum with respect to CBC 2007, AT&T agrees to pay to Platinum a fee in the amount of One Hundred Fifty Thousand Dollars ($150,000) (“2007 Fee”), which amount shall be payable within five (5) business days after the Effective Date. In consideration of the rights granted to AT&T by Platinum with respect to the CBC 2008 and 2009, AT&T agrees to pay Platinum fees in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (“2008 Fee”) and Three Hundred Thousand Dollars ($300,000) (“2009 Fee”; the 2007 Fee, 2008 Fee and 2009 Fee are sometimes referred to collectively herein as the “Fee”), respectively, which amounts shall be payable as follows:

(i)	2008 Fee: 50% of such fee to be paid by January 11, 2008 and the remaining 50% to be paid by May 1, 2008.

(ii)	2009 Fee: 50% of such fee to be paid by January 9, 2009 and the remaining 50% to be paid by May 1, 2009.

(b)	Payments under this Agreement will be made via wire transfer as follows:

Payee:  Platinum Studios, Inc.
Bank Name:  City National Bank
Bank Address:  400 N. Rexford, Beverly Hills, CA 90210
Account Number:  112-643532
ABA Routing Number:  122016066

(c)
In the event that the parties locate and mutually agree upon a major television network to pay for the production of, and to broadcast and distribute, a special television program related to the CBC (the “CBC TV Special”), the parties shall share equally all net revenues realized from the commercial exploitation of such program, including, without limitation, sponsor and advertising fees.  The mechanism and procedure for the accounting, payment and sharing of such fees shall be set forth in a separate written agreement between the parties.  Notwithstanding anything to the contrary, neither party shall enter into any agreement with a third party for the broadcast and/or distribution of the CBC TV Special or any similar television program based upon the CBC A/V Materials without the prior written approval of the other party, which approval shall not be unreasonably withheld.

(d)
In connection with the sale of advertising space on AT&T’s blue room and its other consumer platforms that solely promote the CBC Content, both parties shall use reasonable commercial efforts to sell and solicit potential third-party advertisers, and  AT&T shall be the primary point of contact for entering into contracts with such advertisers and collecting revenue and shall make all decisions regarding entering into, and the terms of, such contracts.  Platinum and AT&T shall each notify the other in writing at least five (5) days prior to contacting or soliciting any potential advertiser, and neither party knowingly shall continue to solicit, or initiate contact with any potential advertiser that has been initially contacted by the other party.  For CBC 2007, AT&T will pay Platinum the first Three Hundred Thousand Dollars ($300,000) of Net Advertising Revenue (as defined herein) actually received by AT&T, and the parties shall share equally in such Net Advertising Revenue actually received by AT&T in excess of such amount.  For purposes of this Agreement, the term, “Net Advertising Revenue” shall mean the gross amount of all advertising revenue received by AT&T based upon the sales of advertising by AT&T and Platinum on AT&T’s blue room, AT&T’s web pages solely related to the promotion of the CBC and/or the CBC Content and its other consumer platforms that solely promote the CBC and/or the CBC Content, less any third-party fees (not to exceed 15% of such gross revenues).  For CBC 2008 and 2009, the parties will share equally in all Net Advertising Revenue received by AT&T.  AT&T shall provide to Platinum an accounting of Net Advertising Revenue on a monthly basis during The Term.

5.
Term; Termination for Convenience or Based Upon the CBC Content.  The term of this Agreement (the “Term”) shall commence on the Effective Date and conclude on September 30, 2009, unless earlier terminated as set forth below or as otherwise provided in this Agreement. Notwithstanding anything to the contrary, AT&T shall have the right to terminate this Agreement upon ten (10) days written notice to Platinum as follows:

(a)	At any time prior to October 31, 2007 (with respect to both CBC 2008 and 2009), and
(b)	At any time prior to October 31, 2008 (with respect to CBC 2009).

In the event of termination by AT&T for as described in this Section, AT&T shall not be obligated to pay any portions of the Fee not yet paid.  In order to allow AT&T to exercise its review rights, as set forth below, Platinum agrees to provide the CBC Content for each of the top 50 CBC contestants for the 2007 CBC to AT&T for review on or prior to June 13, 2007 and at least five (5) days prior to notifying any such contestant of his/her selection as being among the top 50 CBC contestants in 2008 and 2009 (such date in 2008 or 2009, as applicable, being referred to hereinafter as the “Review Date”). In addition, and without limiting the foregoing, AT&T shall have the right to terminate this Agreement by written notice to Platinum (which may be by email) at any time between June 13, 2007 and two (2) business days thereafter for contract year 2007 and within two (2) business days after the applicable Review Date for each of contract year 2008 and 2009 in the event that AT&T determines, in its sole discretion, that (c) the overall amount of CBC Content from any of such contestants (or any specific element thereof) would cause such CBC Content to receive a more adult-oriented rating than PG-13 as such rating might be applied to such content by the Motion Picture Association of America (“MPAA”) based upon subject matter and/or storyline, or would otherwise reflect negatively upon, or disparage AT&T, any of its affiliates and/or the AT&T Marks, or (d) any prize or award to be provided to any of the top 10 CBC contestants by Platinum or any third party falls within any of the Unsuitable Categories.  In the event that AT&T exercises its termination rights under subsections (c) or (d) above,  then with respect to the CBC 2007 Fee (in the event that such termination right is exercised in contract year 2007), Platinum shall be entitled to receive 100% of the 2007 Fee (and none of either the 2008 Fee or 2009 Fee), and, with respect to either CBC 2008 or CBC 2009 (in the event that such termination right is exercised in contract year 2008 or 2009, as applicable),  Platinum shall be entitled to receive (or retain, as applicable) either 50% of the 2008 Fee or 50% of the 2009 Fee, respectively.  In addition, in the event of termination  of this Agreement by AT&T pursuant to this Section 5, Platinum will be free to solicit any and all additional sponsors, including, without limitation, a new presenting sponsor for the CBC.

6.	AT&T Marks Advertising Approval.

(a)
Platinum acknowledges and agrees that AT&T has a paramount interest in maintaining and protecting the image and reputation of the AT&T Marks and that, in order to accomplish this purpose, AT&T must assure itself that the AT&T Marks are used only in a manner consistent with the standards established by AT&T. Platinum agrees that AT&T, therefore, shall have the right to examine and approve, in AT&T’s sole discretion, in advance of use and in writing, the content, appearance and presentation of any and all advertising, promotional and all other materials in any and all media and platforms, proposed to be used by Platinum and/or any Approved Promotional Outlet which incorporate the AT&T Marks or which make reference in any way to AT&T or any of its affiliates, whether or not in proximity to the CBC Logo. Platinum therefore agrees that it will not produce, publish, or in any manner use or distribute (or allow or sublicense any third party, including, without limitation, any Approved Promotional Outlet to do any of the foregoing) any such advertising, promotional materials or other items that have not, in each instance, been submitted to AT&T and approved in advance and in writing by AT&T.

(b)
Platinum shall submit in advance of their use, a sample of each proposed item of advertising and promotional material and all other items that incorporate the AT&T Marks and/or that refer to AT&T or its affiliates, together with the script, text, coloring, storyboards and photographs proposed to be used in connection therewith (“Platinum Submissions”), to AT&T’s designated contact person for such purpose.  AT&T agrees to use reasonable commercial efforts such that, within five (5) days after its receipt of each Platinum Submission thereof, AT&T will examine and either approve or disapprove such submission.  Platinum shall be promptly notified of AT&T’s approval or disapproval. Such approval shall not be unreasonably withheld or delayed.  If any Platinum Submission is disapproved, Platinum will be advised of the specific reasons for disapproval in each case. Any Platinum Submissions submitted hereunder shall be deemed to have been disapproved if approval is not expressly granted in writing within such five (5) day period.  To the extent any Platinum Submission is disapproved, the parties will expeditiously hold a telephonic conference to address the specific reasons for disapproval.  After a Platinum Submission has been approved, Platinum may use such item(s) in accordance with this Agreement and solely in the form and manner in which such materials were approved.

(c)	Any and all use of the AT&T Marks authorized by or pursuant to this Agreement will be subject to the provisions of this Section 6 and the restrictions related to Approved Promotional Outlets.

7.	Platinum Marks; Advertising Approval.

(a)
AT&T acknowledges and agrees that Platinum has a paramount interest in maintaining and protecting the image and reputation of the Platinum Marks together with such other names, initials, logos, designs, trademarks, services marks, copyrights, and all other intellectual property rights and forms of identification which identify Platinum, CBC and/or Platinum’s other products, services and events (hereinafter referred to collectively as the "Platinum Marks"), and that in order to accomplish this purpose, Platinum must in all cases assure itself that the Platinum Marks are used only in a manner consistent with the standards established by Platinum.  AT&T agrees that Platinum, therefore, shall have the right to examine and to approve, in Platinum’s sole discretion, in advance of use and in writing the contents, appearance and presentation of any and all advertising, promotional and all other materials in any and all media or platforms, proposed to be used by AT&T in connection with any advertising or promotion utilizing the Platinum Marks.  AT&T agrees that it will not publish or in any manner use or distribute any such promotional or other materials that have not, in each instance, been submitted to and approved in writing and in advance by Platinum.

(b)
AT&T shall, in advance of use, a sample of each proposed advertising, promotional materials and other materials that incorporate the Platinum Marks and/or that refer to Platinum, together with the script, text, coloring, storyboards, and photographs proposed (if any) to be used (“AT&T Submissions”).  Platinum agrees to use  reasonable commercial efforts such that, within five (5) days after Platinum’s receipt of each AT&T Submission, Platinum will examine and either approve or disapprove such submission.  AT&T shall be promptly notified of Platinum’s approval or disapproval.  Such approval shall not be unreasonably withheld or delayed.  If any submission is disapproved, AT&T will be advised of the specific reasons for disapproval in each case.  Any AT&T Submissions submitted hereunder shall be deemed to have been disapproved if approval is not expressly granted in writing within such five (5) day period. To the extent any AT&T Submission is disapproved, the parties will expeditiously hold a telephonic conference to address the specific reasons for disapproval.  After an AT&T Submission has been approved, AT&T may use such item(s) in accordance with this Agreement and solely in the form and manner in which such materials were approved.

(c)	Any and all use by AT&T of the Platinum Marks authorized by this Agreement will be subject to the provisions of this Section 7.

8.
AT&T’s Sponsorship and Promotional Commitments.AT&T hereby agrees to the following in connection with its sponsorship of the CBC (for the avoidance of doubt, none of the following obligations shall apply with respect to any CBC that occurs following the exercise by AT&T of its termination rights under this Agreement):

(a)
AT&T shall spend no less than fifty thousand dollars ($50,000) during the Term to produce, edit and deliver to Platinum and to publish and distribute CBC A/V Material.  AT&T will pay all production and set costs associated with the filming of the CBC A/V Materials, which expenses may be included within the sum of money described in the immediately-preceding sentence, as determined by AT&T in its sole discretion. AT&T will pay all hotel costs for its own employees and for all CBC A/V Materials production employees or independent contractors, and AT&T agrees that Platinum Studios will have no responsibility for such costs.   Except as expressly provided in this Section 8(a), in no event shall AT&T be responsible for any travel, hotel or other costs related to the CBC or any CBC contestants.

(b)
AT&T shall include a promotion for the CBC in its “Up2Speed” newsletter that will be e-mailed to AT&T customers in the United States.  The Up2Speed newsletter will include CBC Content and refer such customers to AT&T’s “blue room” located at www.attblueroom.com.  In the event that the Up2Speed newsletter no longer exists or is changed prior to CBC 2008 and/or CBC 2009, AT&T can fulfill its obligations under this Section 8(b) by making a reasonable effort to substitute a similar promotion, subject to mutual agreement with Platinum, provided that any failure to so agree by the parties shall not be deemed a breach of this Agreement by AT&T.

(c)
During the time period beginning on the Effective Date through August 31, 2007 with respect to CBC 2007, and from April 1 through August 31 with respect to each of CBC 2008 and CBC 2009, AT&T shall include promotional information within its bi-weekly emails to AT&T blue room users, and such information will recommend that such users view the CBC Content on AT&T’s blue room portal and/or otherwise encourage them to do so.  In the event that the bi-weekly newsletter no longer exists or is changed prior to CBC 2008 and/or CBC 2009, AT&T will make a reasonable effort to substitute a similar promotion, subject to mutual agreement with Platinum, provided that any failure to so agree by the parties shall not be deemed a breach of this Agreement by AT&T.

(d)
AT&T may include a placement for the CBC 2007 in its catalog, to be circulated during such contest, which placement shall contain material promoting the presence of CBC Content on AT&T’s blue room.  In the event that such catalog or a similar type of catalog or direct mailing is circulated by AT&T during the CBC 2008 and CBC 2009, AT&T may, at its sole discretion, include a placement for each of such contests in such catalog or direct mailing, subject to the prior approval of Platinum, not to be unreasonably withheld

(e)
AT&T shall promote the CBC on the home page of the AT&T blue room, which promotion shall be in a prominent position “above the fold,” as that term is commonly understood with respect to internet website pages , and provided that Platinum shall have approval rights (which approval shall not be unreasonably withheld or delayed for more than one (1) business) over the “look and feel” of the AT&T blue room pages on which the CBC Content shall reside.  In the event that Platinum disapproves of such “look and feel,” the parties will promptly hold a telephonic conference to resolve such issue, provided that in the event that the parties cannot reach Agreement regarding such issue within such one (1) business day period, AT&T shall be entitled to post the CBC Content on such pages in a manner consistent with its normal standards for the posting of content on the AT&T blue room and in a manner consistent with the spirit of the CBC, which is to promote or portray comics creators in a first-class, professional and positive light.  Subject to the terms of this Agreement (including, without limitation, AT&T’s prior termination rights under Section 5 hereof), the CBC Content from the top 10 contestants  (which shall include, at a minimum, each such contestant’s one-page comic book artwork sample and a brief concept description) will be in place beginning upon the selection of such contestants by Platinum’s judges  In the event that AT&T’s blue room ceases to exist during the Term, AT&T can fulfill its obligations herein by substituting placement of the CBC Content on AT&T’s main entertainment web site in a position equivalent, or superior to, that described above with respect to AT&T’s blue room.

(f)
AT&T shall be responsible for preparing and submitting to Platinum for its approval a form of Contestant Agreement and Release (“Release”), which form shall be submitted to Platinum not later than June 1, 2007.  Upon Platinum’s approval of the Release it shall be incorporated into this Agreement by reference and attached as Exhibit B hereto.

(g)
AT&T shall provide Platinum with access to a beta taped copy of the CBC A/V Materials. AT&T shall grant Platinum all right, title and interest in and to the CBC A/V Materials, subject to the retained rights of AT&T to use such CBC A/V Materials during the Term, as specifically set forth in Section 10(c) of the Agreement and the other restrictions on Platinum’s use of such CBC A/V Materials set forth in Sections 10(c) and 31 (Non-Disparagement) hereof .

(h)	In all uses of the Promotional Reference (as defined herein) by AT&T in any and all media, the term “Platinum Studios” must always appear with “CBC” or “Comic Book Challenge,” as applicable.

(i)	Subject to the terms of this Agreement, AT&T shall provide the Voting System for the CBC.

9.	Platinum’s Sponsorship and Promotional Commitments. Platinum hereby agrees to the following in connection with the rights granted pursuant to this Agreement:

(a)	Platinum shall host and conduct the CBC in a timely and professional manner, consistent with the highest industry standards.

(b)
Platinum shall review all CBC Content and shall ensure that the CBC Content submitted by the Top 50 contestants is original and that none of such content is defamatory, in violation of any third-party’s privacy or publicity rights, and that none of such content misappropriates or infringes upon any third-party’s intellectual property or proprietary rights.

(c)
Platinum shall be solely responsible for obtaining and providing, at its sole cost and expense, any and all prizes or awards related to, or in connection with, the CBC, and Platinum shall provide to AT&T, within three (3) business days of Platinum’s determination of the nature of such prizes and/or awards, an accurate written description of such prizes and awards for the purpose of allowing AT&T to consider whether it wishes to exercise its termination rights under Section 5 hereof

(d)
Platinum shall be responsible for securing, and paying all rental/location costs and fees related to,  CBC A/V Materials.  Platinum and  AT&T will work together to develop a  reasonably detailed report regarding the composition and visual layout of the set to be used for the filming of the CBC A/V Materials (which set shall be subject to the mutual approval of both Platinum Studios and AT&T, subject to the cost limitations set forth in Section 8(a) hereof,) not later than (2) weeks prior to the initial date of the shooting by AT&T of the CBC A/V Materials for each applicable CBC.

(e)
Platinum will assist AT&T in locating and procuring a major television network (e.g., Spike, ABC, Sundance, etc.) for purposes of paying the production costs of, and broadcasting, the CBC TV Special based on any or all of CBC 2007, 2008 and/or 2009 (as determined by AT&T), such television program to be produced by AT&T in the event that such network is located and commits contractually to the foregoing.  Platinum agrees that the first party to engage such network in discussions regarding the foregoing shall serve as the primary point of contact, provided, however, that Platinum and AT&T shall notify each other in writing, at least five (5) days in advance of any contact or solicitation, regarding the identity of such network in order to avoid cross-solicitation.  Platinum and AT&T shall not initiate such contact with any network that the other has already contacted for such purpose, and, to the extent that the other is the primary point of contact, Platinum & AT&T shall keep each other fully informed and allow Platinum and AT&T to participate in all aspects of the negotiations with such network.

(f)
Platinum shall ensure that each of the Top 50 contestants for the CBC executes the Release, and each applicable individual’s status as a top 50 contestant for the CBC shall be made expressly contingent upon the execution of the Release by such individual Platinum will obtain, process and provide AT&T with fully-executed copies of all Releases signed by all Top 50 CBC contestants prior to such contestants traveling to San Diego for the filming the CBC A/V Materials and the presentation of their respective CBC Content to the panel of judges

(g)
Platinum shall be solely responsible for ensuring that the CBC (including, without limitation, the conduct thereof), and any and all Promotional Sweepstakes as defined herein related thereto and CBC content submitted in connection therewith, complies with all applicable laws, regulatory and other legal requirements in all applicable jurisdictions (“Legal Requirements”).

(h)
In connection with the CBC, including, without limitation, any and all sweepstakes and/or contests of skill related thereto (“Promotional Sweepstakes”), Platinum agrees that it shall be solely responsible for: (1) payment of all taxes and fulfillment of all tax reporting obligations arising from such Promotional Sweepstakes; (2) the operational and implementation elements of any Promotional Sweepstakes; (3) the distribution of any tickets or packages as Promotional Sweepstakes prizes or giveaways by Platinum; (4) prize fulfillment for any Promotional Sweepstakes; (5) legal compliance for any Promotional Sweepstakes in all applicable jurisdictions; (6) obtaining at its sole expense any necessary rights clearances and permissions for the content of any and all materials submitted in connection with, or constituting any part of, any Promotional Sweepstakes. Prior to the commencement of any Promotional Sweepstakes, Platinum agrees that it will provide to AT&T copies of the proposed official rules of such Promotional Sweepstakes for AT&T’s written approval, for legal and regulatory compliance, which approval shall be granted or withheld in AT&T’s reasonable discretion. Platinum warrants, represents and covenants that it will comply with all statutes, ordinances, rules and regulations applicable to the conduct of the Promotional Sweepstakes in any and all applicable jurisdictions.

10.	Sponsorship Benefits. In addition to the license and other rights granted by Platinum to AT&T pursuant to this Agreement, AT&T shall receive the following sponsorship benefits:

(a)
In any and all references during the Term to the CBC or Comic Book Challenge(each as defined in Section 1(d) hereof), including, without limitation, any acronym related to the foregoing (or the winner of the foregoing in press releases), in any and all media, including, without limitation, in any CBC TV Special Platinum hereby represents, warrants and covenants that it shall use the following language:

“AT&T presents Platinum Studios 200_ ‘CBC’,” “Platinum Studios 200__ CBC, Presented by AT&T,” or language conveying the same meaning, which language has been approved by Platinum and AT&T pursuant to this Agreement, provided that, in no event, shall the AT&T Mark(s) be more prominent than the Platinum Mark(s) in connection with the foregoing (the “Promotional Reference”).”

 Notwithstanding the foregoing, AT&T acknowledges and agrees that, apart from the CBC or Comic Book Challenge, itself, or references thereto (as described above), Platinum shall have no obligation to include AT&T’s name and/or logo on any of the CBC Content or any derivative works thereof, including (without limitation), comic books, graphic novels, motion pictures and television programs (other than the CBC TV Special regarding the contest, itself).

(b)
Placement by Platinum of AT&T’s logo in connection with the Promotional References, as well as in all other media, including without limitation, websites and printed media, related to the CBC (unless AT&T instructs Platinum otherwise in writing), which usage and placement shall be subject to Section 6  hereof. The list of acceptable placement media is set forth in the attached Exhibit A (“Approved Promotional Outlets”), provided that each specific placement and use of the AT&T Marks shall be subject to Section 6 hereof.

(c)
Platinum hereby grants to AT&T an exclusive (except as provided below) royalty-free license throughout the Term to reproduce, distribute, publicly display, publicly perform, and otherwise exploit (and to authorize and sublicense its third-party contractors to do any of the foregoing) all CBC A/V Materials and all CBC Content in any and all media, whether now existing or hereafter created, and on any and all platforms, including, without limitation on AT&T’s blue room and/or any successor portals or websites, solely for the purpose of promoting the CBC and AT&T as the presenting sponsor of the CBC, subject to Section 7 hereof.  Notwithstanding the foregoing, beginning on the date that is ninety (90) days after the official announcement of the winner of each CBC, Platinum shall have the right to license the CBC Content and/or the CBC A/V Materials related to the then-current or any prior CBC to AT&T Competitors for purposes of promoting the CBC, provided, however, that Platinum shall first remove all AT&T Marks and any other references to AT&T from such content and materials, and, in no event, shall any such promotions or uses of the foregoing disparage or refer to AT&T in any manner.  AT&T hereby acknowledges that, subject to the license rights granted to AT&T pursuant to this Agreement, all CBC A/V Materials are owned by Platinum.

11.	Contest Rules and Voting.

(a)
Platinum agrees that the official contest rules for the CBC shall be as set forth in Exhibit C hereto (“Official Rules”), provided that Platinum shall have the right to amend the Official Rules only as follows (the “Rules Amendment”):  Any and all amendments to the Official Rules shall be subject to the mutual written agreement of the parties.

Platinum represents and warrants that it shall keep the Official Rules posted on its CBC website located www.comicbookchallenge.com for the duration of each CBC during the Term, but, at a minimum May 1 through the official announcement of the winner of each applicable CBC, and that it shall not amend or change the Official Rules in any respect for any CBC other than as expressly provided in this Subsection.

(b)	Voting for the CBC shall be as follows:

(i)
The top 50 contestants shall be chosen internally by Platinum, provided that Platinum agrees that it shall take into meaningful and good faith consideration (consistent with the spirit of this Agreement) whether or not content would receive a more adult-oriented rating than PG-13, as such rating is applied by the MPAA, when choosing the top 50 contestants and shall ensure that none top 50 contestants content  disparages AT&T, any of its affiliates and/or the AT&T Marks;

(ii)	The 10 semi-finalists shall be chosen not later than July 29, 2007 by a panel of judges selected by Platinum Studios; and

(iii)
The 3 finalists and the Grand Prize Winner shall be chosen by voters solely through AT&T’s blue room portal, and any other venues, outlets or media platforms selected by AT&T, subject to Platinum’s approval, not to be unreasonably withheld or delayed

In accordance with the Official Rules (including, without limitation, the Rule Amendment) there will be no limit on the number of votes that can be cast by any individual voter, provided that such voting shall be subject to the standard voting requirements and restrictions of AT&T’s blue room or other platform voting process.

12.
Submission and Notices.  All notices under this Agreement must be in writing in order to be effective, and shall be deemed to have been duly given or made (a) on the date delivered in person, (b) on the date indicated on the return receipt if mailed postage prepaid, by certified or registered U.S. Mail, with return receipt requested, or (c) on the date delivered, if sent by Federal Express, U.P.S. Next Day Air or other nationally recognized overnight courier service or overnight express U.S. Mail, with service charges or postage prepaid.  In each case (except for personal delivery) such notices, as well as all requests, demands, and other communications shall be addressed as follows, unless otherwise indicated in a notice duly given hereunder:

To:	AT&T
175 E. Houston Street, 4th Floor
San Antonio, TX 78205
Attn: Maureen McNiece, Esq.
Fax: (210) 351-3458

With a copy to:	Greenberg Traurig, LLP
3290 Northside Parkway, Suite 400
Atlanta, Georgia 30327
Attention: Robert A. Rosenbloum

To Platinum:	Platinum Studios
11400 W Olympic Blvd
14th Floor
Los Angeles, CA 90064
Attn: Helene Pretsky, Esq.

13.	AT&T Marks.

(a)
Company agrees that: (i) nothing contained in this Agreement shall grant to Platinum any right, title or interest in or to the AT&T Marks, except for the limited license rights expressly granted pursuant to this Agreement; (ii) each and every element of the AT&T Marks is and shall be the sole and exclusive property of AT&T; and (iii) any and all use by Platinum of any part of the AT&T Marks and the goodwill associated therewith will inure to the exclusive benefit of AT&T.  Company agrees never to raise or to cause to be raised any questions concerning, or objections to the validity of, the AT&T Marks or the rights of AT&T therein and thereto, on any grounds whatsoever.

(b)
AT&T represents and warrants that it is the authorized licensee or owner (as applicable) of the AT&T Marks and/or is authorized to use the AT&T Marks under license and that the use of the AT&T Marks by Platinum in strict accordance with the terms of this Agreement shall not infringe upon any intellectual property rights and/or privacy rights of any third party or entity.

(c)
Platinum agrees that it will not, during the Term or thereafter, use (except as expressly provided by this Agreement) or seek to register any AT&T Marks, or variations thereof, or commit any act that: (i) falsely represents or which has the effect of falsely representing that Platinum and/or any of its affiliates manufactures, distributes, sponsors, approves, licenses or is in any manner associated and/or affiliated with the services or products of AT&T or any of its affiliates; or (ii) otherwise infringes or causes to be infringed AT&T’s rights, including, without limitation, with respect to the AT&T Marks.

14.	Platinum Marks.

(a)
AT&T agrees that: (i) nothing contained in this Agreement shall grant to AT&T any right, title or interest in the Platinum Marks, except for the limited license and other rights granted pursuant to this Agreement; (ii) each and every element of the Platinum Marks is and shall be the sole and exclusive property of Platinum; and (iii) any and all use by AT&T of the Platinum Marks, and the goodwill associated therewith, will inure to the exclusive benefit of Platinum. AT&T agrees never to raise or cause to be raised any questions concerning, or objections to the validity of, the Platinum Marks or the right of Platinum therein and thereto, on any grounds whatsoever.

(b)
Platinum represents and warrants that it is the authorized licensee or owner (as applicable) of the Platinum Marks and/or is authorized to use the Platinum Marks under license and that the use of the Platinum Marks by AT&T in strict accordance with the terms of this Agreement shall not infringe upon any intellectual property rights and/or privacy rights of any third party or entity.

(c)
AT&T agrees that it shall not during the Term, or thereafter, use (except as expressly provided by this Agreement) or seek to register any trademark, service mark, trade name or other indicia consisting of or incorporating any of the Platinum Marks, or variations thereof, or otherwise infringe or cause to be infringed any of Platinum’s rights, including, without limitation, with respect to the Platinum Marks.

15.	Indemnification.

(a)
AT&T agrees to defend, indemnify and hold harmless Platinum and its parent, subsidiaries, affiliates, successors, licensees, agents, and assigns, and the respective officers, directors, members and employees of the foregoing, from and against any and all liabilities, damages, costs and expenses based upon third-party claims (collectively “Liabilities”) arising out of or relating to: (i) any breach of this Agreement by AT&T, including, without limitation, any warranty, representation, covenant or agreement made herein by  AT&T; or (ii) the infringement of the AT&T Marks upon any U.S. trademark right of any third party based upon, or as a result of, Platinum’s use, strictly in accordance with this Agreement, of the AT&T Marks.

(b)
Notwithstanding the foregoing, the AT&T’s indemnification obligations with regard to third-party infringement claims shall not be applicable to the extent that any infringement or alleged infringement is based upon the modification of the AT&T Marks by Platinum or any third party or the combination of the AT&T Marks with any materials or content not supplied by AT&T.

(c)
Platinum agrees to defend, indemnify and hold harmless AT&T and its  parents, subsidiaries, affiliates, successors, licensees, agents, and assigns, and the respective officers, directors, members, trustees, and employees of the foregoing from and against any and all Liabilities arising out of or relating to: (i) any breach by Platinum of this Agreement, including, without limitation, any warranty, representation, covenant or agreement made herein by Platinum; (ii) any violation of applicable law, regulation or order by Platinum in connection with the CBC, including without limitation the conduct thereof; (iii) infringement claims related to the use of the Platinum Marks by the AT&T, provided that such use is strictly in accordance with this Agreement; (iv) the CBC Content and/or the products or services of Platinum or any of its third party contractors or sponsors related to this Agreement, including, without limitation, any products liability or other claims resulting from, or arising out of, any awards or prizes distributed by Platinum, by any of Platinum’s third-party contractors or otherwise in connection with the CBC; (v) injury to the person or property of a third party of any nature whatsoever, arising out of the negligence or more culpable conduct of Platinum or any employee, agent, or contractor of Platinum; or (vi) any Promotional Sweepstakes or the conduct thereof, including, without limitation, personal injury claims.

(d)
The party providing indemnification under this Section 15 or elsewhere in this Agreement shall not settle any claim without first notifying the party entitled to be indemnified (the “Indemnified Party”) of the terms of any proposed settlement and obtaining each such party’s prior written consent thereto, which consent shall not be unreasonably withheld.  The Indemnified Party shall be entitled to participate in the defense of any claim which is subject to indemnification hereunder with counsel of its choice its own expense.

16.
Insurance.  Platinum shall purchase and maintain in full force and effect without interruption during the Term, occurrence-based liability insurance policies naming “AT&T Inc., its affiliates and subsidiaries” as additional insureds by endorsement, which policies shall cover, through endorsement or otherwise, all exposures, matters and claims with respect to which Platinum has agreed to indemnify AT&T, its affiliates and subsidiaries under this Agreement.  The policies shall expressly include: general liability and media liability coverage sufficient to cover exposures associated with, and arising out of, the matters contemplated by this Agreement.  The limits of the liability policies (whether primary or excess) covering each category of risk (general liability and media liability) shall be no less than $5 million dollars ($5,000,000) per occurrence and in the aggregate for each respective policy type, with respect to all exposures.  The policies shall be written by admitted carriers in the State of Texas having a Best’s rating of A or better.  Copies of all applicable policies shall be forwarded to AT&T.   Platinum represents and warrants that on the date hereof the required policies (as described above) are in full force and effect, provided, however, that with respect to the general liability policy(ies), Platinum represents and warrants that such policy(ies) shall be in effect within (3) three business days after the Effective Date and prior to any contestant travel related to the CBC.  Platinum shall deliver or cause to be delivered to AT&T certificates of insurance, and the actual policies (including additional insured endorsements) not later than five business days after the Effective Date, and any renewals or replacement policies thereof, within 30 days of binding.  The policies shall expressly provide that they cannot be cancelled without prior written notice to AT&T.  Platinum agrees that its shall not cancel or amend any such insurance policies during the Term, unless it provides AT&T with at least thirty (30) days’ prior written notice thereof and substitutes a policy in effect that provides equal or greater coverage.

17.
Reservation of Rights.  All rights not herein specifically granted by a party to the other party will be and remain the property of the former party to be used in any manner as it deems appropriate.  No implied rights are granted by this Agreement.

18.
Additional Warranties.  In addition to the other warranties and representations made by the parties elsewhere in this Agreement, each of Platinum and AT&T, hereby represents and warrants to the other that the entry into this Agreement and its performance hereunder will not violate any agreement with any third party to which it is a party. Platinum hereby warrants to AT&T that it will comply with all applicable laws, rules and regulations in connection with its performance under this Agreement, including, without limitation, obtaining all applicable permits and licenses from, and posting all applicable bonds with the relevant governmental and legal authorities. Each party warrants and represents to the other that it has the right, power and authority to enter into this Agreement, to perform all obligations undertaken to be performed herein and to grant to the other all rights granted herein.

19.	Confidentiality.

(a)
Each party recognizes and acknowledges that it may receive certain confidential information and trade secrets concerning the business and affairs of the other party and/or its officers, executives, directors, and affiliates which may be of great value to the disclosing party.  Therefore, the receiving party agrees not to disclose, unless required by law or legal order, any such information relating to the disclosing party or the disclosing party’s personnel or operations, or any idea, project or other property being considered for use by the disclosing party or being used by the disclosing party and/or produced by the disclosing party or any of the terms or conditions of this Agreement (including this Agreement in its entirety or any documents delivered in accordance herewith), to any third party other than the receiving party’s legal and financial advisors who need to know such information in order to render services on behalf of the receiving party and who are under a duty not to disclose such information, or in any way use such information in any manner which could adversely affect the disclosing party’s business.  If disclosing such information in response to a law or legal order, the receiving party shall give prompt prior written notice to the disclosing party and make a reasonable effort to protect and/or limit such information from unnecessary disclosure or use.

(b)
The provisions of this Section 19 shall not apply to any information that, at the time of disclosure: (i) was available publicly and not disclosed in breach of this Agreement; (ii) was known to the receiving party without breach of an obligation of confidentiality; or (iii) was learned from a third party who was not under an obligation of confidentiality.

20.
Termination. Without limiting the provisions of Sections 4 and 5, above, either party shall have the right to terminate this Agreement, without liability (excluding any liability for any acts or omissions occurring prior to termination) hereunder, upon written notice to the other party upon the occurrence of: (a) a material breach of this Agreement by the other party that remains uncured following fifteen (15) days after receipt of notice from the non-breaching party; (b) the filing by the other party of a voluntary petition in bankruptcy, or the filing of an involuntary petition in bankruptcy with respect to the other party, and the failure of such party to cause said petition to be withdrawn or vacated within sixty (60) days after such filing, or (c) the voluntary dissolution of the other party, the other party’s having been found to be unable to pay its debts in due course, or the appointment of a trustee to manage the other party’s business.

21.
Rights After Termination. Upon the expiration or earlier termination of this Agreement for any reason, each party’s rights to use the other party’s Marks and each party’s rights to refer to AT&T as a "Presenting Sponsor” of the CBC will thereupon immediately terminate.  Notwithstanding the foregoing, AT&T may continue to distribute any printed materials, which materials are in existence as of the date of such expiration or termination (as applicable), for a period of thirty  (30) days following the date of such expiration or termination (as applicable).

22.
Limitation of Remedies. EXCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES PURSUANT TO SECTION 15, AND WITH RESPECT TO BREACHES OF SECTIONS 6, 7 or 19 HEREOF: (a) EACH PARTY’S SOLE REMEDY AGAINST THE OTHER FOR LOSS OR DAMAGE ARISING OUT OF THE PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT WILL BE PROVEN DIRECT, ACTUAL DAMAGES; (b) IN NO EVENT WILL ANY PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, RELIANCE, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, FOR LOSS OF PROFITS) ARISING OUT OF ITS PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT, WHETHER OR NOT THAT PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (c) IN NO EVENT WILL THE CUMULATIVE LIABILITY OF ANY PARTY, REGARDLESS OF CAUSE OR FORM OF ACTION, INCLUDING CONTRACT, TORT OR NEGLIGENCE, EXCEED THE TOTAL AMOUNT PAID OR PAYABLE BY AT&T TO PLATINUM PURSUANT TO THE TERMS OF THIS AGREEMENT. AT&T’S VOTING SYSTEM AND ALL SERVICES RELATED THERETO AND ASPECTS THEREOF ARE PROVIDED ON IN “AS IS” BASIS, AND AT&T EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, WITH RESPECT THERETO, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR WARRANTIES OR MERCHANTABILITY, ACCURACY OR FITNESS FOR A PARTICULAR PURPOSE.

23.
Waiver.  The failure of any party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein will not be construed a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms, covenants and conditions.

24.
Assignment.  Neither party may assign its rights and/or obligations under this Agreement without the prior written consent of the other party.  Notwithstanding the foregoing, either party may assign this Agreement in connection with a merger or sale of all or substantially all of its assets or capital stock.  Any assignment not in compliance with this Section 24 will be void and of no legal effect.

25.
Significance of Headings.  Section headings in this Agreement are solely for aiding in the speedy location of subject matter and are not to be given weight in the construction of this Agreement.  In case of any question with respect to the construction of this Agreement, it is to be construed as though such section headings had been omitted.

26.
Entire Agreement; Further Assurances.  This writing constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations and agreements, written, oral, or implied with respect to such subject matter, and may not be changed or modified except by a writing signed by both parties.  No usage of trade or course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any party.  The parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper, or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required or reasonably requested to give effect to the provisions of this Agreement.

27.
Independent Contractors.  This Agreement does not constitute and will not be construed as constituting a partnership or joint venture between AT&T and Platinum and neither party shall assume or create any obligation on behalf of or in the name of the other.  For avoidance of doubt, the parties shall be deemed independent contractors under this Agreement.

28.
Governing Law; Jurisdiction; Severability.  This Agreement is to be governed by and construed according to the laws of the State of Texas excluding its conflicts of law principles. If any term of this Agreement is invalid or unenforceable under any applicable statute, regulation, ordinance, executive order, or other rule of law, such term shall be deemed reformulated in a manner that most closely reflects the parties original intentions as set forth in this Agreement, but only to the extent necessary to comply with such statute, regulation, ordinance, order, or rule, and the remaining provisions of this Agreement shall remain in full force and effect.  Any claim or cause of action hereunder shall be brought only in a Federal District Court of appropriate jurisdiction located in Texas.  If an action shall be commenced in any other court, the parties expressly agree to a change of venue to one of the court(s) prescribed above.

29.	Survival. Sections 1 and 12 through 32 shall survive the expiration or earlier termination of this Agreement.

30.
Force Majeure.If the performance by any party of any obligation set forth in this Agreement is prevented by an act of God or nature, act of war, act of terrorism, or similar contingency or unexpected event, or for any other cause or causes beyond the control of any party, any such occurrence will be considered a valid excuse for delay in the performance of the affected party’s obligations hereunder, provided, however, that in the case that the CBC is cancelled because of a force majeure event, Platinum agrees to reschedule and hold such CBC within ninety (90) days at the original location or at a location selected by Platinum Studios, subject to the approval of AT&T, not to be unreasonably withheld.

31.
Press Release;  Non-Disparagement.  Promptly following the Effective Date, the parties shall mutually agree upon a press release announcing the sponsorship contemplated by this Agreement.  During the Term, neither party shall, in any manner or in any media, make any statements that are disparaging, or that are otherwise derogatory, regarding the other party or its business.

32.	Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original. Facsimile signatures shall be deemed to be originals for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

	AT&T OPERATIONS, INC.		PLATINUM STUDIOS, INC.

By:	/s/ Carrie A. Lam	By:	/s/ Brian Altounian
	Carrie A. Lam		Brian Altounian
	Senior Contract Manager On behalf of John Howell, Director		President / COO

Exhibit A

APPROVED PROMOTIONAL OUTLETS

COMIC OUTLETS

Comic news/events/topic websites:

www.wizard.com
www.comiclist.com
www.comicbuyersguide.com
www.animenewsnetwork.com
www.mania.com
www.comicbookresources.com
www.newsarama.com
www.awn.com
www.bamcc.net
www.kidscreen.com
www.csnsider.com
www.comic-news.com
www.comicshopplus.com
www.comicbooknews.com
www.geekmonthly.com
www.animationmagazine.net
www.fanboyplanet.com
www.comicsnexus.com
www.ign.com
www.buzzscope.com
www.scifidimensions.com
www.returntocomics.typepad.com
www.quickstopentertainment.com
www.scifispace.com
www.comicnewsi.com
www.icv2.com
www.comic2film.com
www.comicon.com
www.weblogs.variety.com/bags_and_boards
www.animationworldnetwork.com
www.superherohype.com
www.yirmumah.com
www.komikwerks.com
www.djcoffman.com

National Outlets:

National Print/TV/Web outlets:

NY Times / NY Times Syndicate
USA Today / Gannett Syndicate
Los Angeles Times / LA Times Syndicate
Yahoo! / Yahoo! Finance
AOL
People
Entertainment Weekly
US Weekly
Entertainment Tonight
The Insider
Access Hollywood
Extra
MTV News
G4 – “Fresh Ink”
DigiCast
Animation Magazine

Regional Outlets:

Regional Print/TV/Web outlets:

NBC 7/39 San Diego
Los Angeles Daily News
San Diego Union Tribune
Chicago Tribune
realLA / realLA.com
Houston Chronicle
Pittsburgh Post Review
Pittsburgh Tribune Review
San Diego Downtown News
OCRegister.com
BellevilleNewsDemocrat.com
Connellsville Daily Courier
FortWayne.com
InterestAlert.com
KRON-TV4.com
Seattle Post Intelligencer / Seattlepi.com
Ventura County Star
Herald Standard
Wichita Eagle

Exhibit B

Form of Contestant Agreement and Release

[To be attached]

Exhibit C

Official Rules

[See attached]

Exhibit D

CBC Logo